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FINANCIAL
RELATIONS BOARD
                                                                                                                 RE: NN, Inc.
                                                                                                                                       2000 Waters Edge Drive
                                                                                                                                                                                                               Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek	Susan Garland
Vice President and Chief Administrative Officer	(General info)	(Analyst info)
(423) 743-9151	212-827-3773	212-827-3775

FOR IMMEDIATE RELEASE
May 8, 2007

NN, INC. REPORTS FIRST QUARTER 2007 RESULTS

Revenues of $107.9 Million and Corresponding Earnings per Share of $0.22 per Diluted Share on Target for 2007

Johnson City, Tenn, May 8, 2006 - NN, Inc. (Nasdaq: NNBR) today reported its financial results for the first quarter ended March 31, 2007. Net sales for the first quarter of 2007 were $107.9 million, an increase of $21.9 million or 25.5% from $86.0 million for the same period of 2006. The acquisition of Whirlaway, which occurred on December 1, 2006, contributed $18.0 million of this increase. Net income for the first quarter of 2007 totaled $3.8 million or $0.22 per diluted share as compared to $5.3 million or $0.30 per diluted share for the same period in 2006. First quarter net income for 2006 included an after-tax gain from the sale of excess land of $1.5 million or $0.08 per diluted share and an after-tax write-off of certain unused equipment of $0.7 million or $0.04 per diluted share.

James H. Dorton, Vice President and Chief Financial Officer commented, “Revenues of $107.9 million for the first quarter of 2007 were up $21.9 million, an increase of 25.5% million over the $86.0 million recorded in the first quarter of 2006. Included in this increase was $18.0 million of revenue from the Whirlaway acquisition. Additionally, the positive effect of currency translation of approximately $5.4 million more than offset product mix/price reductions of $1.5 million.

“As a percentage of net sales, 2007 first quarter cost of goods sold was 78.8% as compared to the 2006 first quarter cost of goods sold of 76.7%. Approximately 50% of the increase of cost of goods sold as a percentage of net sales was associated with the addition of our Whirlaway operation. The remaining factors for the increased costs were efficiency issues related to volume reductions in domestic operations and price/mix issues in European operations. As a percentage of net sales, selling, general and administrative expenses for the first quarter of 2007 was 8.7% as compared to 8.9% for the same period in 2006.”

Mr. Dorton continued, “Our reported net income of $3.8 million or $0.22 per diluted share compares to 2006 first quarter net income of $5.3 million or $0.30 per diluted share. Of note, the 2006 first quarter income includes a net gain of approximately
$0.8 million or $0.04 per diluted share comprised of an after-tax gain from the sale of excess land located at our Pinerolo, Italy facility of $1.5 million or $0.08 per diluted share and offsetting this gain, the write-off of certain unused and obsolete equipment of $0.7 million or $0.04 per diluted share, after-tax.”

Mr. Dorton added, “During the first quarter our net debt, which is total debt minus cash increased by $1.9 million. This increase was due to our traditionally higher working capital needs during the first quarter of the year and the timing of inter-company cash flows to pay down debt balances during the quarter. We continue to anticipate meeting our business plan goal of $12.0 million in total debt reduction for the year.”

Roderick R. Baty, Chairman and Chief Executive Officer commented, “During the first quarter we continued to make excellent progress regarding the integration of Whirlaway and the development of our new precision metal component platform. We also are continuing to experience improvements from our Level 3 program. These improvements should more than offset the volume reductions associated with planned market share loss in Europe and general cost inflation in our business. Although our Slovakian and Chinese facilities continued to negatively impact earnings for the quarter, we are expecting improved operating results in both of these facilities for the remainder of the year.”

Mr. Baty concluded, “We look forward to the challenges and the opportunities for the remainder of 2007. As previously stated, we are continuing to forecast relatively flat economic conditions for our businesses. We are forecasting continued weakness in certain North American markets, notably, automotive and housing, offset by continuing strength in European automotive markets and industrial markets. We therefore remain committed to our previously stated guidance for estimated total year revenues of approximately $400 million and full year earnings to be in the range of $0.98 to $1.04 per diluted share.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis. Headquartered in Johnson City, Tennessee, NN has 14 manufacturing plants in the United States, Western Europe, Eastern Europe and China. NN, Inc. had sales of US $330 million in 2006.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on 10-K for the fiscal year ended December 31, 2006.

Financial Tables Follow

NN, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)
                                                                                                                                                   Three Months Ended
                                                                                                                                                              March 31,
	2007	2006
Net sales	$107,944	$86,017
Cost of goods sold (exclusive of depreciation shown separately below)	85,082	65,999
Selling, general and administrative	9,424	7,681
Depreciation and amortization	5,523	4,162
(Gain) loss on disposal of assets	(5)	(730)

Income from operations	7,920	8,905

Interest expense, net	1,694	986
Other income	26	(209)

Income before provision for income taxes	6,200	8,128

Provision for income taxes	2,445	2,866

Net income	$3,755	$5,262

Diluted income per common share	$0.22	$0.30

Weighted average diluted shares	17,033	17,376

NN, Inc.
Condensed Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2007	December 31, 2006
Assets
Current Assets:
Cash	$17,566	$11,681
Accounts receivable, net	72,971	63,442
Inventories, net	44,600	43,538
Other current assets	7,326	7,203
Total current assets	142,463	125,864

Property, plant and equipment, net	156,309	156,447
Goodwill, net	46,419	46,147
Other assets	14,343	14,243
Total assets	$359,534	$342,701

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$51,012	$52,576
Dividends payable	1,348	--
Accrued salaries and wages	14,784	13,519
Current portion of long-term debt	10,125	851
Other liabilities	10,800	7,923
Total current liabilities	88,069	74,869

Deferred income taxes	16,741	16,334
Long-term notes payable and related party debt	100,490	102,016
Other liabilities	16,333	16,313
Total liabilities	221,633	209,532

Total stockholders’ equity	137,901	133,169

Total liabilities and stockholders’ equity	$359,534	$342,701

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